Exhibit 99.1

Information Architects Corporation announces acquisition of technology company Automated Customer Care, Inc.

March 31, 2011, Orlando, FLA -- Information Architects OTCQB announced today that it has signed an agreement to acquire Automated Customer Care, Inc. a proprietary technology company developing  integrated, online, customer relationship management software system.

Under the terms of the acquisition Information Architects Corporation (IACH) will acquire Automated Customer Care, Inc. (ACC) for stock and has agreed to infuse cash to finish the WEB 2.0 interface and launch ACC through an on-line campaign.

According to William Craig, Acting CEO of Information Architects Corporation, “We are pleased to complete the acquisition of a superior technology company, Automated Customer Care, which demonstrates the focus we put on continuing to bring significant value to Information Architects Corporation. This transaction allows us entry into the ever growing Web 2.0 software market by providing needed tools and services for business. This acquisition should position our company and software as one of the most vital software systems for the small business market.”

Automated Customer Care’s online customer relationship management system (CRM) fulfills the basic needs of businesses large or small. Its many features include customer prospecting, customer tracking, out-bound and in-bound customer relationship management. The system has been designed for the small office/ home office (SOHO) environment.  ACC is a full vertical integration ‘one stop’ for customer database, customer telephony and customer email.  This Wizard based system allows easy use for those not highly trained in IT.  One familiar with windows and Facebook can use it thus eliminating the need for IT staff.   Much like Constant Contact, SalesForce and LinkedIn ACC has been designed as a true Web 2.0 Software as a Service (SaaS).

CORPORATE PROFILE

Information Architects Corporation (IACH) is a worldwide Marketing and Distribution company.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Information Architects Corporation disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies, and the purchasing activity or lack thereof by registered web mall members.

William Craig

954-358-7099